UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________________________
FORM 8-A
FOR REGISTRATION OF CERTAIN CLASESS OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
_____________________________
GURUNET CORPORATION

(Exact name of registrant as specified in its charter)
Delaware		98-0202855
(State or jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)

Jerusalem Technology Park
Building 98
Jerusalem 91481 Israel
972-2-6495000

(Address and telephone number of principal executive offices)

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☐

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☒

_____________________________

Securities Act registration file number to which this form relates:

                         (if applicable).

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
NOT APPLICABLE	NONE

Securities to be registered pursuant to Section 12(g) of the Act:

COMMON STOCK, PAR VALUE $.001 PER SHARE
(Title of class)

Item 1. Description of Registrant’s Securities to be Registered

General

The authorized capital stock of GuruNet Corporation (“GuruNet”) consists of 30,000,000 shares of common stock, $.001 par value and 1,000,000 shares of preferred stock, $.01 par value. This Form 8-A is being filed in connection with the listing of GuruNet’s common stock on the Nasdaq National Market. The common stock has been accepted for listing on the Nasdaq National Market under the symbol “ANSW”.

Common Stock

As of July 28, 2005, there were 7,031,127 shares of the common stock of GuruNet outstanding. The holders of common stock are entitled to one vote for each share of such stock held of record. Except as otherwise provided by law or by the resolution or resolutions adopted by our board of directors designating the rights, powers and preferences of any series of preferred stock, the common stock shall have the exclusive right to vote for the election of directors and for all other purposes. The holders of our common stock do not have preemptive rights. The holders of our common stock are entitled to any dividends as may be declared by our board of directors out of legally available funds. Our board of directors does not intend to declare any cash or other dividends in the foreseeable future, but intends instead to retain earnings, if any, for use in our business operations.

Warrants

As of July 28, 2005, there were outstanding warrants to purchase 1,257,763 shares of the common stock of GuruNet at exercise prices ranging from $7.20 to $ 34.53 per share. The expiration dates of the warrants range from April 1, 2009 to February 4, 2010.

Stock Options

As of July 28, 2005, there were outstanding options to purchase 1,337,700 shares of the common stock of GuruNet at exercise prices ranging from $0.69 to $20.35 per share. The expiration dates of the options range from March 21, 2009 to July 12, 2015.

 Preferred Stock

Our certificate of incorporation authorizes the issuance of blank check preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could dilute the percentage equity ownership in our company, the voting power and/or other rights of the holders of common stock. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us.

Holders of preferred stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding common stock, without a vote of the holders of the preferred stock, or of any series, unless a vote of any such holders is required pursuant to any preferred stock designation. As of July 28, 2005, there were no shares of preferred stock outstanding.

Item 2.	Exhibits

EXHIBIT NMBER	DESCRIPTION

4.1
Amended and Restated Certificate of Incorporation (Previously filed as Exhibit 3.1 to the Registration Statement on Form SB-2 (File No. 333-115424) filed May 12, 2004, and incorporated herein by reference.)

4.2	Amended and Restated By-laws (Previously filed as Exhibit 3.2 to the Registration Statement on Form SB-2 (File No. 333-115424 ) filed May 12, 2004, and incorporated herein by reference.)

4.3	Specimen Common Stock certificate (Previously filed as Exhibit 4.1 to the Registration Statement on Form SB-2 (File No. 333-115424) filed July 16, 2004, and incorporated herein by reference.)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized.

GuruNet Corporation

DATE: Agust 1, 2005	By:	/s/ Steven Steinberg
Name: Steven Steinberg Title: Chief Financial Officer